Exhibit 99.2


                                                [QUADRAMED COPORATION LOGO]



FOR IMMEDIATE RELEASE

                            CONTACT: Michael H. Lanza, Executive Vice President
                                     (415) 482-2100
                                     mlanza@quadramed.com


                       QUADRAMED FILLS BOARD VACANCY

    --Curative Health Services Chairman Joseph L. Feshbach Joins Board--

San Rafael, California - Thursday, August 16, 2001 - QuadraMed Corporation (Nasdaq SmallCap: QMDC) today announced that its Board of Directors has elected Joseph L. Feshbach to fill the board vacancy created by the August 1st resignation of James D. Durham.

Mr. Feshbach is Chairman of the Board of Directors of Curative Health Services, Inc. (Nasdaq: CURE), a leading disease management company focused on chronic wound care and specialty pharmacy. He joined the Curative Board in February of 2000 and was named Chairman in October 2000. Since Mr. Feshbach became Chairman, Curative has undergone a restructuring of its core product line, made a significant specialty pharmacy acquisition, and its share price has increased from $5.50 to over $9 per share. Mr. Feshbach also serves on the Board of Directors of Accordant Health Services Corporation, a private specialty disease management company. From 1985 to 1998, Mr. Feshbach was a General Partner of Feshbach Brothers, a money management and stock brokerage firm. Since 1998, he has been a private investor.

"Joe Feshbach is a tremendous addition to the QuadraMed Board. As we evaluate our strategic options, Joe gives us the benefit of his considerable expertise in financial analysis and capital structure. I have been greatly impressed with what he has done at Curative and value his long-term strategic thinking," said QuadraMed Chairman & CEO, Lawrence P. English.

Mr. Feshbach stated, "I look forward to working with Larry English and the Board to significantly increase QuadraMed's growth and shareholder return."

About QuadraMed Corporation

QuadraMed is a healthcare information technology leader with software, web-enabled solutions, and professional consulting services that enable hospitals and providers to efficiently and effectively manage their delivery of healthcare. QuadraMed has over one hundred products and services facilitating all facets of healthcare information management, including clinical, patient, financial, compliance, and managed care. QuadraMed serves more than half of the U.S. hospitals and supports global healthcare initiatives with a dedicated staff of over 1000 professionals.

For more information about QuadraMed and its products and services, visit our website: (http://www.quadramed.com).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks and registered trademarks are the properties of their respective holders.

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